Exhibit 10.6

Mr. C Wyatt

Wripley Lodge

Carbery Lane

Ascot, Berkshire

SL5 7EJ

6th September 2002

Dear Colin

As previously discussed your employment with Entrust (Europe) Limited (“Entrust”) is due to terminate on 23rd February 2003 (“Termination Date”).

Pursuant to the terms of the agreed form Compromise Agreement enclosed you have agreed with Entrust the settlement terms relating to the termination of your employment in accordance with your Officer Retention Agreement dated 27th March 2001.

As a condition of the release of the sums due under the Officer Retention Agreement you are required to sign and return a copy of the agreed form Compromise Agreement to Entrust.

Accordingly, whilst the Compromise Agreement cannot be signed in advance of your Termination Date Entrust requires you to agree and undertake to sign the Compromise Agreement on or before the Termination Date.

In consideration of you agreeing to the restrictions set out below, Entrust shall, within 7 days of the execution by you of this letter agreement and receipt of the same by Entrust, pay to you, in accordance with paragraph 3 of the Officer Retention Program Agreement, the sum of £58,650 as on target commission/bonus. For the avoidance of doubt, in the event Entrust fails to make such payment or is in breach of any other term of this letter or of the Compromise agreement you will not be obliged to enter into the agreed form Compromise Agreement enclosed and all your rights as an employee or to enforce those agreements will be unaffected.

1.	You agree that you shall not:

1.1	for a period of 6 months’ from the Termination Date without the prior written consent of the Company be directly or indirectly interested or concerned (whether as a shareholder (other than a minority shareholder), director, employee, partner, consultant, proprietor, agent or otherwise) in a Competitor in relation to the Restricted Business in the Restricted Area;

1.2	for a period of 6 months’ from the Termination Date for your own account or for the purposes of any business which competes directly or indirectly with the Restricted Business, directly or indirectly, induce, solicit or entice away or endeavour to induce, solicit or entice away any Client or induce or attempt to induce any Client to cease conducting business with the Company or any Associated Companies or to reduce the amount of business conducted with the Company or any Associated Companies or adversely to vary the terms upon which any business conducted with the Company or any Associated Companies;

1.3	for a period 6 months’ from the Termination Date either for your own account or for any person, firm or company, directly or indirectly solicit or entice away or endeavour to solicit or entice away any person who has during the period of 12 months’ proceeding the Termination Date been a director or Key Employee of the Company or any Associated Companies whether or not any such person will thereby commit a breach of contract.

2.	Each of the restrictions set out in clauses 1.1 to 1.3 above constitutes an entirely separate, severable and independent restriction on you. You consider them to be reasonable in all the circumstances and it is agreed that if any one or more of such restrictions shall, either taken by itself or themselves together, be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company or any Associated Companies but would be adjudged reasonable if any particular restriction or restrictions were deleted or if any part or parts of the wording thereof were deleted, restricted or limited in a particular manner then the restrictions set out, in clauses 1.1 to 1.3 inclusive shall apply with such deletions, restrictions or limitations as the case may be.

3.	For the purposes of the restrictions set out in clauses 1.1 to 1.3 inclusive, the following meanings shall apply:

“Client”

means any person, firm, company or other entity which or who at any time during the 12 months’ proceeding the Termination Date was a client or prospective client of the Company or any Associated Companies and with which or whom you had significant dealings during that period;

“Competitor”

means the companies R.S.A., Baltimore, VeriSign, Netegrity, Microsoft, Certicom, Entegrity, Arcot, Valicerr, Computer Associates, Oblix, Access 360, Sun, AOL/ Netscape/iPlanet, Network Associates, 2Init, Tredant Technologies, and any subsidiary or holding company in respect of each named company;

“Key Employee”

means any employee of or consultant to the Company (or any Associated Companies) working in a senior capacity in or, in the case of a consultant, in relation to sales and with whom you have, during the period of 12 months’ prior to the Termination Date had significant dealings;

“Restricted Area”	means Europe, the Middle East and Africa;

“Restricted Business”	means any business carried on by the Company or any Associated Companies

(a) at the Termination Date;

(b) during the period of 12 months’ proceeding the Termination Date;

and in relation to which during the period of 12 months proceeding the Termination Date you had been involved to a material extent.

4.	For the avoidance of doubt, the restrictions contained in the employment agreement between the parties and dated 19 March 1999 no longer apply and will not be enforced by the Company or any Associated Company. Futher, the restrictions imposed under the Officer Retention Program (including the Non-Competition and Non-Solicitation agreement dated 27th March 2001 and signed by the Employee on 6 April 2001) shall be enforceable by the Company or any Associated Company only so far as they restrict the Employee’s activities in the United States or Canada. It is agreed between the parties that the restrictions will not be enforceable in Europe, the Middle East or Africa.

In this respect, I would be grateful if you would kindly countersign and return a copy of this letter to me by return confirming your acceptance of the above.

Yours sincerely

For and on behalf of Entrust (Europe) Limited

Simon McDougle

HR Director	/s/ John Madelin

I acknowledge receipt of this letter and confirm my acceptance of its terms

/s/    Colin Wyatt

Signed and delivered as a Deed

Witness name:

Witness Address:

Witness Occupation: